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                                  Exhibit 23



                                Consent of Independent Auditor


The Board of Directors
Croghan Bancshares, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-53075) on Form S-8 of Croghan Bancshares, Inc. of our report dated January 12, 1999, relating to the consolidated balance sheets of Croghan Bancshares, Inc. and its subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Croghan Bancshares, Inc.






                                                /s/  CLIFTON GUNDERSON LTD.




Toledo, Ohio
March 17, 1999